UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

HYSTER-YALE MATERIALS HANDLING, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-54799	31-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5875 Landerbrook Drive, Suite 300

Cleveland, Ohio 44124-4069

(Address of principal executive offices, including zip code)

(440) 449-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 28, 2016, Hyster-Yale Materials Handling, Inc. (“Hyster-Yale”), its wholly owned subsidiaries, Hyster-Yale Group, Inc., Hyster-Yale Nederland B.V., Hyster-Yale International B.V., Hyster-Yale Holding B.V., Hyster-Yale Capital Holding B.V., Hyster-Yale UK Limited and Hyster-Yale Capital UK Limited (collectively, the “Borrowers”), and certain subsidiaries of Hyster-Yale, as borrowers and guarantors (collectively, the “Company”), entered into an amended and restated loan, security and guaranty agreement with certain financial institutions as lenders, Bank of America, N.A., as administrative agent and security trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CitiGroup Global Markets Inc., as joint lead arrangers and joint book managers, and CitiBank, N.A., as syndication agent, for a $240.0 million secured floating-rate revolving credit facility (the “Facility”). The Facility consists of a domestic revolving credit facility in the initial amount of $140.0 million and a foreign revolving credit facility in the initial amount of $100.0 million. The Facility expires April 28, 2021. The Facility replaced the Company’s previous revolving credit facility, which was to expire December 18, 2018. The Facility can be increased to up to $340.0 million over the term of the Facility in minimum increments of $10.0 million, subject to approval by the lenders.

The obligations under the Facility are generally secured by a lien on the working capital assets of the Borrowers, which include but are not limited to cash and cash equivalents, accounts receivable and inventory.

Borrowings under the Facility bear interest at a floating rate, which can be a base rate or LIBOR, as defined in the Facility, plus an applicable margin. The applicable margins are based on the total excess availability, as defined in the Facility, and range from 0.25% to 0.75% for U.S. base rate loans and 1.25% to 1.75% for LIBOR and foreign base rate loans. In addition, the Facility requires the payment of a fee of 0.25% per annum on the unused commitment based on the average daily outstanding balance during the preceding month if the average daily revolver usage under the Facility is greater than 50%, or a fee of 0.35% per annum on the unused commitment based on the average daily outstanding balance during the preceding month if the average daily revolver usage under the Facility is less than or equal to 50%. For periods prior to September 30, 2016, the applicable margins under the Facility are 0.35% for U.S. base rate loans and 0.35% for LIBOR and foreign base rate loans. In addition, the Facility requires the payment of a fee of 0.35% per annum on the unused commitment based on the average daily outstanding balance during the preceding month for periods prior to September 30, 2016.

In addition, the Facility includes restrictive covenants, which, among other things, limit additional borrowings and investments of the Borrowers subject to certain thresholds, as defined in the Facility. The Facility also requires Hyster-Yale and its subsidiaries to achieve a minimum fixed charge coverage ratio in certain circumstances in which total excess availability is less than 10% of the total commitments under the Facility or excess availability under the domestic revolving credit facility is less than 10% of the domestic revolver commitments, as defined in the Facility.

Certain of the banks and financial institutions that are parties to the Facility and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services to the Company in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of Hyster-Yale for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

The foregoing description of the Facility is qualified in its entirety by reference to exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Loan, Security and Guaranty Agreement dated as of April 28, 2016 among Hyster-Yale Materials Handling, Inc. and Hyster-Yale Group, Inc., as U.S. Borrowers, Hyster-Yale Nederland B.V., Hyster-Yale International B.V., Hyster-Yale Holding B.V. and Hyster-Yale Capital Holding B.V., as Dutch Borrowers, Hyster-Yale UK Limited and Hyster-Yale Capital UK Limited, as UK Borrowers, any other Borrowers party thereto from time to time and certain Persons party thereto from time to time as Guarantors, certain financial institutions, as Lenders, Bank of America, N.A., as Administrative Agent and Security Trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CitiGroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers, and CitiBank, N.A., as Syndication Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2016		HYSTER-YALE MATERIALS HANDLING, INC.

	By:	/s/ Charles A. Bittenbender
		Name:	Charles A. Bittenbender
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Loan, Security and Guaranty Agreement dated as of April 28, 2016 among Hyster-Yale Materials Handling, Inc. and Hyster-Yale Group, Inc., as U.S. Borrowers, Hyster-Yale Nederland B.V., Hyster-Yale International B.V., Hyster-Yale Holding B.V. and Hyster-Yale Capital Holding B.V., as Dutch Borrowers, Hyster-Yale UK Limited and Hyster-Yale Capital UK Limited, as UK Borrowers, any other Borrowers party thereto from time to time and certain Persons party thereto from time to time as Guarantors, certain financial institutions, as Lenders, Bank of America, N.A., as Administrative Agent and Security Trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CitiGroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers, and CitiBank, N.A., as Syndication Agent